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                                                                    EXHIBIT 20.1

         KEVIN MCALEER RESIGNS AS CFO REPLACEMENT TO BE NAMED JULY 31ST

Dallas, July 25 /PRNewswire/ -- CapRock Communications Corp. (Nasdaq: CPRK - news) announced today that Kevin McAleer has resigned as Chief Financial Officer of CapRock to pursue another opportunity.

"Kevin has served CapRock well, and the Company has experienced tremendous growth and success during his tenure," said Jere Thompson, Jr., Chairman and CEO of CapRock. "He joined us when we were private and had about 50 employees. He was responsible for building our finance, accounting, human resources, legal and administrative departments. We thank Kevin for his many contributions and wish him well in his new endeavors."

That Company has signed an agreement with a successor and expects to make an announcement early next week.

About CapRock

CapRock is a southwestern U.S. facilities-based integrated communications provider (ICP) offering local, long-distance, Internet, data and private line services to business customers. The company also provides switched and dedicated access, regional and international long-distance, private lines, dark fiber and bandwidth to carrier customers. The company is building a 7,500-mile fiber network, as well as voice and data networks, throughout Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. For more information, visit CapRock's web site at http://www.caprock.com.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks. Among many factors that could cause actual results to differ materially from those expected include, but are not limited to, the following: the substantial indebtedness of the Company including the interest charges associated therewith and the financial covenants imposed upon the Company by such indebtedness; the Company's ability to successfully, timely and cost-effectively fund and complete its planned growth, including its fiber network; and, competition in the various segments of the communications industry in which the Company seeks to participate. For an expanded discussion on these and additional risks associated with CapRock's business, please see the documents filed by CapRock Communications Corp. with the U.S. Securities and Exchange Commission.

SOURCE: CapRock Communications Corp.